SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant [ X ]
Filed by a Party other than the Registrant  [ ]
Check the Appropriate Box:

[ ]       Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


[X]       Definitive Proxy Statement


[ ]       Definitive Additional Materials

[ ]       Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

================================================================================
                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                 (Name of Registrant as Specified in its Charter

                                       and

                     Name of Person Filing Proxy Statement)
================================================================================
Payment of Filing Fee (Check the appropriate box):
[X]       No fee required.

[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          1)    Title of each class of securities to which transaction applies:

                                    __________________________________
          2)    Aggregate number of securities to which transaction applies:

                                    __________________________________
                Per  unit  price or other  underlying  value of  transaction computed pursuant to Exchange Act ) Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it
          3     was determined):
                                    __________________________________
          4)    Proposed maximum aggregate value of transaction:
                                    __________________________________
          5)    Total fee paid:
                                    __________________________________
[ ]       Fee paid previously with preliminary materials.

          Check box if any part of the fee is offset as  provided  by  Exchange
[ ] Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          Amount Previously Paid: _______________________________________

          Form, Schedule or Registration Statement No.: _______________________

          Filing Party: _________________________________________________

          Date Filed: __________________________________________________




                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                               158 ROUTE 206 NORTH
                           GLADSTONE, NEW JERSEY 07934
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, APRIL 22, 2003
                        ---------------------------------

To Our Shareholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation will be held at Peapack-Gladstone's Loan and Administration Building, 158 Route 206 North, Gladstone, New Jersey, on Tuesday, April 22, 2003, at 2:00 p.m. local time for the purpose of considering and voting upon the following matters:

         1. Election of fourteen directors to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and qualified.

         2. Approval of an amendment to Peapack-Gladstone's Certificate of Incorporation to increase the authorized common stock of Peapack-Gladstone to 20 million shares from the presently authorized 10 million shares.

         3. Such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 12, 2003, are entitled to receive notice of, and to vote at, the meeting.

         You are urged to read carefully the attached proxy statement relating to the meeting.

         Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to do so, we urge you to date and sign the enclosed proxy form and return it in the enclosed envelope as promptly as possible. You may revoke your proxy by filing a later-dated proxy or a written revocation of the proxy with the Secretary of Peapack-Gladstone prior to the meeting. If you attend the meeting, you may revoke your proxy by filing a later-dated proxy or written revocation of the proxy with the Secretary of the meeting prior to the voting of such proxy.

                                           By Order of the Board of Directors


                                           ANTOINETTE ROSELL,
                                           CORPORATE SECRETARY

Gladstone, New Jersey
March 24, 2003

               YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE
                    ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                               158 ROUTE 206 NORTH
                           GLADSTONE, NEW JERSEY 07934

                       -----------------------------------

                                 PROXY STATEMENT
                              DATED MARCH 24, 2003

                      ------------------------------------


                       GENERAL PROXY STATEMENT INFORMATION

         This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held at Peapack-Gladstone's Loan and Administration Building, 158 Route 206 North, Gladstone, New Jersey on Tuesday, April 22, 2003 at 2:00 p.m. local time. This proxy statement is first being mailed to shareholders on approximately March 24, 2003.

                               VOTING INFORMATION

OUTSTANDING SECURITIES AND VOTING RIGHTS

         The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 12, 2003. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

         On the record date, 6,704,984 shares of Peapack-Gladstone's common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone's common stock is entitled to one vote.

REQUIRED VOTE

         The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone's common stock voted at the meeting, whether voted in person or by proxy. At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable New Jersey law and Peapack-Gladstone's certificate of incorporation and by-laws, abstentions and broker non-votes are counted for purpose of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares VOTED at a shareholders meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of a vote.

         All shares represented by valid proxies received pursuant to this solicitation will be voted FOR the election of the fourteen nominees for director who are named in this proxy statement, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised. Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters according to their discretion.

REVOCABILITY OF PROXY

         Any shareholder giving a proxy has the right to attend and to vote at the meeting in person. A proxy may be revoked prior to the meeting by filing a later-dated proxy or a written revocation if it is sent to the Secretary of Peapack-Gladstone, Antoinette Rosell, at 158 Route 206 North, Gladstone, New Jersey, 07934, and is received by

Peapack-Gladstone in advance of the meeting. A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy.

SOLICITATION OF PROXIES

         This proxy solicitation is being made by the Board of Peapack-Gladstone and the costs of the solicitation will be borne by Peapack-Gladstone. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries who will not be specially compensated for such solicitation activities. Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone may reimburse them for their reasonable expenses incurred in forwarding the materials.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

                              DIRECTOR INFORMATION

         Peapack-Gladstone's certificate of incorporation and by-laws authorize a minimum of 5 and a maximum of 25 directors, but leave the exact number to be fixed by resolution of Peapack-Gladstone's Board of Directors. The Board has fixed the number of directors at 14 and the Board is presently comprised of 14 members. Directors are elected annually by the shareholders for one-year terms. Peapack-Gladstone's Nominating Committee has nominated the fourteen current directors for reelection to serve for one-year terms expiring in 2004 and until their successors shall have been duly elected and qualified.

         Shareholders will elect 14 directors at the meeting. Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

         The following table sets forth the names and ages of the Board's nominees for election, the nominees' position with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. The nominee's prior service as a director includes prior service as a director of Peapack-Gladstone Bank prior to the formation of the holding company.


                       NOMINEES FOR ELECTION AS DIRECTORS

  NAME AND POSITION WITH                  DIRECTOR                             PRINCIPAL OCCUPATION OR
       THE COMPANY             AGE         SINCE                           EMPLOYMENT FOR PAST FIVE YEARS
=========================== =========== ============= ==========================================================================
Anthony J. Consi, II            58          2000      Senior Vice President of Finance and Operations, Weichert Realtors;
                                                      previously Chairman of Chatham Savings, FSB.

Pamela Hill                     65          1991      President of Ferris Corp., a real estate management company; previously
                                                      Vice President of Ferris Corp.

T. Leonard Hill                 91          1944      Chairman Emeritus of the Board of Peapack-Gladstone and the Bank;
                                                      previously Chairman of Peapack-Gladstone and the Bank; previously
                                                      Chairman of Ferris Corp., a real estate management company.

Frank A. Kissel,                52          1989      Chairman and CEO of Peapack-Gladstone and the Bank; previously President
Chairman and CEO                                      and CEO of Peapack-Gladstone and the Bank.

John D. Kissel                  50          1987      Real Estate Broker, Turpin Real Estate, Inc.


                                       2



  NAME AND POSITION WITH                  DIRECTOR                             PRINCIPAL OCCUPATION OR
       THE COMPANY             AGE         SINCE                           EMPLOYMENT FOR PAST FIVE YEARS
=========================== =========== ============= ==========================================================================
James R. Lamb                   60          1993      Principal of James R. Lamb, P.C., Attorney at Law.

George R. Layton                75          1966      Director of Layton Funeral Home.

Edward A. Merton                62          1981      President of Merton Excavating and Paving Co.

F. Duffield Meyercord           56          1991      Managing Director and Partner of Carl Marks Consulting Group, LLC;
                                                      Managing Director, Meyercord Advisors, Inc.; Director of Programmer's
                                                      Paradise, Inc.

John R. Mulcahy                 64          1981      Retired; previously President of Mulcahy Realty and Construction.

Robert M. Rogers,               44          2002      President and COO of Peapack-Gladstone and the Bank; previously
President and COO                                     Executive Vice President and COO of Peapack-Gladstone and the Bank;
                                                      previously Senior Vice President and COO of Peapack-Gladstone and the
                                                      Bank.

Philip W. Smith III             47          1995      President, Phillary Management, Inc., a real estate management company.

Craig C. Spengeman,             47          2002      President, PGB Trust and Investments, a division of the Bank and
President, PGB Trust and                              Executive Vice President of Peapack-Gladstone; previously Executive Vice
Investments                                           President and Senior Trust Officer of Peapack-Gladstone and the Bank;
                                                      previously Senior Vice President and Senior Trust Officer of
                                                      Peapack-Gladstone and the Bank.

Jack D. Stine                   81          1976      Retired.  Trustee, Proprietary House Association.

T. Leonard Hill is the father of Pamela Hill.
Frank A. Kissel and John D. Kissel are brothers.

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 1

         Peapack-Gladstone's Board of Directors unanimously recommends a vote "FOR" the foregoing nominees for director. Peapack-Gladstone's directors will be elected by a plurality of the votes cast at Peapack-Gladstone's meeting, whether in person or by proxy.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of Peapack-Gladstone held five (5) meetings during 2002.

         Peapack-Gladstone maintains a standing Executive/Nominating Committee, Audit Committee and Compensation Committee. These Committees are described below:

         EXECUTIVE/NOMINATING COMMITTEE. The principal function of the Executive Committee is to exercise the authority of Peapack-Gladstone's Board in the management and affairs of Peapack-Gladstone, as required, between meetings of the Board. The Executive Committee also serves as Peapack-Gladstone's Nominating Committee and as such makes recommendations with respect to nominees for election to Peapack-Gladstone's Board and nominees to fill vacancies in Board membership between meetings. Shareholders may make nominations to the Committee, which has no established procedures for making nominations. The members are Messrs. Frank A. Kissel, Hill,

Lamb, Layton, Mulcahy, Rogers, Spengeman and Stine. There were ten (10) meetings of the Executive Committee in 2002.

         AUDIT COMMITTEE. The Audit Committee (which also serves as the audit committee for the Bank) supervises internal audits of Peapack-Gladstone and the Bank, reviews reports of internal and external auditors engaged by Peapack-Gladstone and the Bank, makes recommendations for changes in relevant systems and policies, and appoints outside auditors. The members are Messrs. Consi, Mulcahy, Smith and Stine. There were five (5) meetings of the Audit Committee in 2002.

         COMPENSATION COMMITTEE. The Compensation Committee is responsible for overseeing the executive compensation practices at Peapack-Gladstone and the Bank and reviewing and evaluating the compensation of other officers and employees of Peapack-Gladstone and the Bank. The members are Messrs. Consi, Frank A. Kissel, Hill, Meyercord, Merton, Rogers and Stine. Messrs. Kissel, Hill and Rogers have no input regarding their own compensation which is determined by the remaining committee members. There were two (2) meetings of the Compensation Committee to establish compensation levels for 2002.

         During 2002, all directors of Peapack-Gladstone attended no fewer than 75% of the total number of meetings of Peapack-Gladstone's Board and meetings of committees on which such director served.

         Messrs. T. Leonard Hill and Frank A. Kissel, as Chairman, are ex-officio with full voting powers on the Executive/Nominating Committee and the Compensation Committee.

                             DIRECTOR'S COMPENSATION

         Peapack-Gladstone pays its directors an $8,000 annual retainer for service on the Board, and $500 for each regular Bank Board meeting they attend and $400 for each Bank committee meeting they attend. Committee Chairmen and Audit Committee members receive an additional $2,000 annual retainer, and the Audit Committee Chairman receives an additional $4,000 annual retainer. Frank A. Kissel, Robert M. Rogers and Craig C. Spengeman, as full-time employees, were not compensated for services rendered as directors.

         The 1998 Stock Option Plan for Outside Directors provides for the award of non-qualified stock options to each non-employee director. The 1998 Plan provides that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board. No stock options were awarded under the 1998 Plan in 2002.

         The 2002 Stock Option Plan for Outside Directors provides for the award of non-qualified stock options to each non-employee director. The 2002 Plan provides that grants are made based upon recommendations from the Compensation Committee to the Board and a vote from the full Board. No stock options were awarded under the 2002 Plan in 2002.

         Under each of the outside director Plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. The stock options vest during a period of up to five years after the date of grant. All options granted under these plans are exercisable in cumulative installments of 20% for each year after the date of grant such that 100% of such options will be exercisable after five years.

         Effective March 31, 2001, Peapack-Gladstone established a retirement plan for eligible non-employee directors of Peapack-Gladstone and/or its subsidiaries. The plan provides 5 years of annual benefits to directors with 10 or more years of service, which commence after a director has retired from the Board. The annual benefit is equal to 25 percent of the director's final compensation, except that the percentage will increase by 5 percent for each year of service in excess of 10, but in all cases is limited to a maximum of 50 percent of final compensation. No director was credited with more than 10 years of service when the plan became effective, regardless of how long the person had served as director as of the effective date. If a director with 10 years of service ceases to be a director as a result of death or disability, or a director with 5 years of service ceases to be a director following a change in control, the director will be credited with a total of 15 years of service for plan purposes. In the event that the director dies prior to receipt of all benefits, the payments continue to the director's beneficiary or estate.

         Effective March 31, 2001, Peapack-Gladstone established a nonqualified deferred compensation plan for non-employee directors covering retainer fees and the aggregate of all fees for service and attendance at Board and committee meetings. Participation is optional. Interest is paid on the deferred fees equal to that which would have been credited if such deferred fees were invested in the Peapack-Gladstone Money Market Account which yields 1.11% as of March 15, 2003. The provisions of the deferred compensation plan are designed to comply with certain rulings of the Internal Revenue Service under which the deferred amounts are not taxed until received. Under the deferred compensation plan, the directors who elect to defer their fees receive the fees either (i) in a lump sum on the first day of the calendar quarter following termination of service as director, or on the first day of a calendar quarter that is at least 5 years following the date of the original deferral election, or (ii) in substantially equal annual installments over a period of between 2 to 10 years, commencing in January of the calendar year following the calendar year during which the director ceases serving as director. In the event the director dies, within a reasonable period of time following his or her death, the amount credited to the director's deferred compensation account shall be paid in a lump sum to the director's beneficiary or estate.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of February 28, 2003 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than 5% of the outstanding common stock of Peapack-Gladstone. The beneficial owner in the table below has sole voting and investment power as to all his shares.

                                  NUMBER OF SHARES
NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED         PERCENT OF CLASS
============================= ========================== =======================

James M. Weichert                     662,344                    9.74%

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth as of February 28, 2003 the number of shares of Peapack-Gladstone's common stock that were beneficially owned by each of the directors/nominees, the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the "NAMED EXECUTIVE OFFICERS") pursuant to the regulations of the Securities and Exchange Commission (the "SEC"), and by all directors and executive officers as a group.


                                              NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED (1)   PERCENT OF CLASS (2)
========================================= ======================== ========================
Arthur F. Birmingham                                  17,879  (3)             *

Garrett P. Bromley                                    19,398  (4)             *

Anthony J. Consi, II                                  47,824  (5)             *

Pamela Hill                                           64,470  (6)             *


                                       5


T. Leonard Hill                                      130,485  (7)           1.84%

Frank A. Kissel                                       78,220  (8)           1.11%

John D. Kissel                                        49,274  (9)             *

James R. Lamb                                         28,222  (10)            *

George R. Layton                                      82,808  (11)          1.17%

Edward A. Merton                                      28,702  (11)            *

F. Duffield Meyercord                                 24,546  (11)            *

John R. Mulcahy                                       30,168  (12)            *

Robert M. Rogers                                      25,005  (13)            *

Philip W. Smith, III                                  33,012  (14)            *

Craig C. Spengeman                                    26,725  (15)            *

Jack D. Stine                                         31,958  (16)            *

ALL DIRECTORS AND EXECUTIVE OFFICERS                 718,696               10.16%
AS A GROUP (16 PERSONS)

NOTES:
*        Less than one percent

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2) The number of shares of common stock used in calculating the percentage of the class owned includes shares of common stock outstanding as of February 28, 2003, and 270,482 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(3) This total includes 1,714 shares allocated to Mr. Birmingham under Peapack-Gladstone's Profit Sharing Plan, 144 shares owned by Mr. Birmingham's child, and 12,841 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(4) This total includes 1,455 shares allocated to Mr. Bromley under Peapack-Gladstone's Profit Sharing Plan and 16,915 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(5) This total includes 3,574 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(6) This total includes 21,020 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.


                                       6



(7) This total includes 94,708 shares owned by the Hill Family Trusts and 5,641 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(8) This total includes 2,768 shares owned by Mr. Frank A. Kissel's wife, 2,307 shares owned by Mr. Kissel's child, 5,775 shares allocated to Mr. Kissel under Peapack-Gladstone's Profit Sharing Plan and 30,769 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(9) This total includes 1,330 shares owned by Mr. John D. Kissel's wife, 4,594 shares owned by Mr. Kissel's children and 21,020 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(10) This total includes 2,672 shares owned by Mr. Lamb's wife, 2,988 shares owned by Mr. Lamb's children and 12,964 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(11) This total includes 21,020 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(12) This total includes 806 shares owned by Mr. Mulcahy's wife and 7,648 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(13) This total includes 3,168 shares allocated to Mr. Rogers under Peapack-Gladstone's Profit Sharing Plan and 18,237 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(14) This total includes 5,182 shares owned by Mr. Smith's wife, 1,032 shares owned by Mr. Smith's children and 18,346 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(15) This total includes 665 shares owned by Mr. Spengeman's wife, 3,606 shares allocated to Mr. Spengeman under Peapack-Gladstone's Profit Sharing Plan and 20,099 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

(16) This total includes 18,346 shares purchasable pursuant to options exercisable within 60 days of February 28, 2003.

                             EXECUTIVE COMPENSATION

GENERAL

         Executive compensation is described below in the tabular format mandated by the SEC. All share amounts have been re-stated to give effect to stock dividends and splits.

SUMMARY COMPENSATION TABLE

         The following table summarizes all compensation earned in the past three years for services performed in all capacities for Peapack-Gladstone and its subsidiaries with respect to the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                             ANNUAL COMPENSATION                   AWARDS
                                          ---------------------------  --------------------------------

                                                                       RESTRICTED     SECURITIES UNDER-
                                                                       STOCK           LYING OPTIONS/             ALL OTHER
        NAME AND               YEAR       SALARY ($)     BONUS ($)     AWARDS ($)          SARS(#)              COMPENSATION
   PRINCIPAL POSITION                                                                                             ($)(1)(2)
--------------------------   ----------  -------------  -------------  -----------   --------------------   -----------------------
Frank A. Kissel,               2002        275,778        115,000          --                --                     16,761
   CHAIRMAN OF THE             2001        249,765        110,000          --              4,400                    14,299
   BOARD  AND CEO OF           2000        239,615         98,000          --                --                     14,861
   PEAPACK-GLADSTONE AND
   THE BANK

Craig C. Spengeman,            2002        200,904         40,000          --                --                     18,211
   PRESIDENT OF PGB            2001        151,381         35,000          --               5,500                   14,973
   TRUST AND INVESTMENTS       2000        131,838         26,400          --               1,050                   13,810
   AND EXECUTIVE VICE
   PRESIDENT OF
   PEAPACK-GLADSTONE

Robert M. Rogers,              2002        175,856         35,000          --                --                     16,921
    PRESIDENT AND COO OF       2001        124,765         25,000          --               5,500                   12,866
   PEAPACK-GLADSTONE AND       2000        115,065         23,000          --                --                     13,009
   THE BANK


Arthur F. Birmingham           2002        149,675         30,000          --                --                     10,740
   EXECUTIVE VICE              2001        109,615         35,000          --               3,300                    7,872
   PRESIDENT AND CFO OF        2000          99,915         20,000         --                --                      8,053
   PEAPACK-GLADSTONE AND
   THE BANK

Garrett P. Bromley,
   EXECUTIVE VICE              2002        123,899         26,400          --                --                     13,033
   PRESIDENT OF THE BANK       2001        109,958         22,000          --               3,300                   11,227
                               2000        105,182          21,000         --                --                     11,946

-------------------------
NOTES:
(1) Consists of contributions made to Peapack-Gladstone's Savings and Profit Sharing Plan of $12,313 for Frank A. Kissel, $12,201 for Craig
         C. Spengeman, $10,689 for Robert M. Rogers, $9,204 for Arthur F. Birmingham, $7,464 for Garrett P. Bromley and imputed income arising from Bank Owned Life Insurance Agreements of $735 for Frank A. Kissel, $372 for Craig C. Spengeman, $264 for Robert M. Rogers, $373 for Arthur
         F. Birmingham and $531 for Garrett P. Bromley.
(2) Includes taxable income relating to the use of corporate owned automobile.

STOCK OPTION GRANTS IN 2002

         No stock options were granted in 2002 with respect to the named executive officers.

AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUE

         The following table shows options exercised, if any, during 2002, and the value of unexercised options held at year-end 2002, by the named executive officers. Peapack-Gladstone did not use SARs as compensation in 2002.


                     AGGREGATED OPTION/SAR EXERCISES IN THE
                    LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                        NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                             UNDERLYING              IN-THE-MONEY
                                                                            UNEXERCISED            OPTIONS/SARS AT
                                                                       OPTIONS/SARS AT FISCAL          FISCAL
                                                                            YEAR-END (#)             YEAR-END ($)
                                                                       ----------------------   -----------------------
                             SHARES ACQUIRED ON                             EXERCISABLE/             EXERCISABLE/
NAME                           EXERCISE (#)       VALUE REALIZED ($)       UNEXERCISABLE            UNEXERCISABLE
-------------------------    ------------------   ------------------   ----------------------   -----------------------
Frank A. Kissel                    4,000               117,680             30,769/22,013           628,384/274,586

Craig C. Spengeman                 2,200                47,894              18,469/7,035           386,210/102,768

Robert M. Rogers                   2,000                59,260              16,607/6,341            339,509/90,491

Arthur F. Birmingham               2,832                31,024              11,211/4,581            195,301/59,215

Garrett P. Bromley                 1,020                16,483              15,285/4,581            288,840/59,215


SAVINGS AND PROFIT SHARING PLANS

         Peapack-Gladstone has established a qualified defined contribution plan under Section 401(k) (the "401(K) PLAN") of the Internal Revenue Code of 1986, as amended (the "CODE"), covering substantially all salaried employees over the age of twenty-one with at least twelve months' service and whose participation is not prohibited by the 401(k) Plan. Under the savings portion of the 401(k) Plan, employees may contribute up to fifteen percent of their pay to their elective account via payroll withholding. Peapack-Gladstone adds a matching contribution equal to fifty percent up to a maximum of $250 of the employee contribution. In addition, the Board may elect to make a discretionary contribution to the profit sharing part of the 401(k) Plan. The profit sharing portion is non-contributory and funds are invested in Peapack-Gladstone's common stock.

PENSION PLAN

         Peapack-Gladstone sponsors a non-contributory defined benefit pension plan that covers substantially all of Peapack-Gladstone's salaried employees. The benefits are based on an employee's compensation, age at retirement and years of service. It is the policy of Peapack-Gladstone to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act.

         The following table sets forth the estimated annual benefits that an eligible employee would receive under Peapack-Gladstone's qualified defined benefit pension plan, assuming retirement age at 65 in 2002 and a straight life annuity benefit, for the remuneration levels (subject to an annual compensation limit of $200,000) and years of service shown.


                                                         YEARS OF CREDITED SERVICE
                                  ------------------------------------------------------------------------
REMUNERATION                           10              15            20              25             30
-----------------------------     -----------     ---------     ----------      ----------     -----------
 $50,000                          $   11,319      $ 16,961      $  22,537       $  28,113      $   30,556
 100,000                              25,504        38,360         51,636          64,912          69,356
 150,000                              39,689        59,759         80,735         101,711         108,156
 200,000 and higher                   53,874        81,159        109,835         138,511         146,956


         Messrs. Kissel, Spengeman, Rogers, Birmingham and Bromley have approximately 14, 18, 16, 6 and 5 years of credited service, respectively, under the pension plan as of January 1, 2002, and at age 65, would have 28, 37, 38, 21 and 13 years of credited service, respectively.

EMPLOYMENT AGREEMENTS

         Peapack-Gladstone and the Bank entered into Employment Agreements with Frank A. Kissel, Craig C. Spengeman, Robert M. Rogers and Arthur F. Birmingham as of January 1, 2002 for a period of three years to expire on December 31, 2004.

         The Employment Agreements provide, among other things, for (I) an annual base salary, (II) annual increases to base salary, and (III) bonus payments with respect to each calendar year based on budgeted goals. If the Executive's employment is terminated without cause, Peapack-Gladstone shall pay the Executive's base salary for a period equal to the longer of (A) the remainder of the term, or (B) one year from the effective date of such termination. The Employment Agreements also include certain non-compete and non-solicitation provisions, which extend for two years following the executive's termination of employment.

CHANGE-IN-CONTROL ARRANGEMENTS

         Peapack-Gladstone and the Bank entered into Change-in-Control Agreements with Frank A. Kissel, Craig C. Spengeman, Robert M. Rogers and Arthur
F. Birmingham as of January 1, 1998 and with Garrett P. Bromley as of April 3, 1998, each of which provide for termination benefits in the event of a change in control of Peapack-Gladstone (as defined in the agreements). Pursuant to the agreements, under certain circumstances, Peapack-Gladstone and the Bank would be required to pay aggregate amounts equal to three times the highest salary and bonuses paid per year during any calendar year during the three years prior to the change in control plus continue certain health benefits. The agreements have cut-back provisions so that the payments would be reduced to avoid exceeding amounts set forth in Section 280G of the Internal Revenue Code. That provision limits payments generally to three times the last five-year average W-2 compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that Peapack-Gladstone's executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone's common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by insiders, all Section 16(a) reporting requirements applicable to insiders during 2002 were satisfied on a timely basis.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors established a Compensation Committee which has been charged with overseeing executive compensation practices at Peapack-Gladstone. Members of the Compensation Committee are Anthony J. Consi, II, F. Duffield Meyercord, Edward A. Merton, Robert M. Rogers, Jack D. Stine, T. Leonard Hill and Frank A. Kissel. Decisions on compensation of executive officers have been made by the full Board of Directors based upon the recommendations of the Compensation Committee. T. Leonard Hill, Chairman Emeritus, Frank A. Kissel, Chairman & Chief Executive Officer and Robert M. Rogers, President and Chief Operations Officer, have no input regarding their own compensation which is determined by the remaining Directors.

         During 2002, Peapack-Gladstone Bank paid for legal services to the law firm of James R. Lamb, P.C., whose Principal is James R. Lamb, a director and shareholder of Peapack-Gladstone. In addition, during 2002 the Bank paid Merton Excavating Company for contracting work, whose Principal is Edward A. Merton, a director and shareholder of Peapack-Gladstone.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In addition to the matters discussed above under the caption "Compensation Committee Interlocks and Insider Participation," directors and officers and their associates were customers of and had transactions with the Bank subsidiary during the year ended December 31, 2002, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectibility or present other unfavorable features.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report was prepared by the Compensation Committee of Peapack-Gladstone regarding executive compensation policy and its relation to Peapack-Gladstone's performance.

COMPENSATION REVIEW PROCESS

         The Compensation Committee of the Board of Directors is responsible for establishing and overseeing policies governing annual and long-term compensation programs for the officers named in the compensation tables shown above and other executive officers of Peapack-Gladstone.

         In establishing compensation for executive officers, the Committee considers many factors including, but not limited to, Corporation performance, individual performance and peer group compensation practices. In considering Corporation performance, the Compensation Committee reviews the actual performance of Peapack-Gladstone in light of its annual budget, which includes expense items, deposit levels, loan growth, fee income and trust department management. Annual performance reviews of each officer together with salary studies prepared by the New Jersey Community Bankers Association and KPMG LLP are some of the sources of compensation information which are utilized in determining executive compensation. Base salaries approximate the average base salaries paid by similar financial institutions for similar positions.

         During 2002, Mr. Frank A. Kissel served as Chairman and Chief Executive Officer of the Bank and Chairman and Chief Executive Officer of Peapack-Gladstone. Mr. Kissel's base salary for 2002 was set by the Board based on his performance in executing his responsibilities in those positions in 2001 and the performance anticipated from him in 2002 and future years. The Board also considered the objectives set by the Committee for 2002, the overall performance of Peapack-Gladstone and Mr. Kissel's ability to develop and motivate employees to meet Peapack-Gladstone's short and long-term objectives. Mr. Kissel's 2002 bonus was based on the completion of specified corporate projects for 2002 within a specified time and budget, the achievement of specified minimum financial ratios and the achievement of specified goals with respect to the Bank's financial performance and growth. Mr. Kissel was not awarded stock options in 2002.

         With respect to 2002 compensation for executive officers, the Compensation Committee based its recommendations, and the full Board based its actions, on the duties and responsibilities of the officer in question, the performance of Peapack-Gladstone and of the particular officer in 2001, and the performance anticipated from the officer in 2002 and future years. Bonuses for each executive officer were set based on goals set for the executive officer and for Peapack-Gladstone as a whole. The Chief Executive Officer set goals for each executive officer. During 2002, other named executive officers did not receive qualified incentive stock options.

         Based upon current levels of compensation, Peapack-Gladstone is not affected by the provisions of Section 162(m) of the Interval Revenue Code which limits the deductibility of compensation above $1 million for each of the five highest paid officers of the Company. Certain forms of compensation are exempt from this deductibility limit, primarily performance based compensation which has been approved by shareholders. Compensation under the prior stock option plan and the 2002 Stock Incentive Plan (but not restricted stock awards) is expected to be exempt.

         Detailed information relating to the named executive officers is shown in the compensation tables above.

                              ANTHONY J. CONSI, II
                                 T. LEONARD HILL
                                 FRANK A. KISSEL
                                EDWARD A. MERTON
                         F. DUFFIELD MEYERCORD, CHAIRMAN
                                ROBERT M. ROGERS
                                  JACK D. STINE

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on a hypothetical $100 investment made on January 1, 1998 in: (a) Peapack-Gladstone's common stock: (b) the Standard and Poor's ("S&P") 500 Stock Index; and (c) the Keefe, Bruyette & Woods KBW 50 Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

                   [TOTAL RETURN PERFORMANCE GRAPH GOES HERE]


                                                         PERIOD ENDING
                                          ----------------------------------------------------------------------
INDEX                                       12/31/97    12/31/98   12/31/99    12/31/00    12/31/01    12/31/02
----------------------------------------------------------------------------------------------------------------
Peapack-Gladstone Financial Corp.            $100.00     $142.59    $124.81     $130.59     $121.69     $228.89
S&P 500                                       100.00      128.55     155.60      141.42      124.63       96.95
KBW 50                                        100.00      108.28     104.52      125.48      120.31      112.00


                               THE AUDIT COMMITTEE

         Peapack-Gladstone has a standing Audit Committee. Each member of the Audit Committee is independent, as that term is defined in the listing standards of the American Stock Exchange relating to audit committees.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Peapack-Gladstone Financial Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEE, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

THE AUDIT COMMITTEE

ANTHONY J. CONSI, II, CHAIRMAN
JOHN R. MULCAHY
PHILIP W. SMITH, III
JACK D. STINE

March 10, 2003

RECOMMENDATION AND VOTE REQUIRED ON PROPOSAL 1

         Directors will be elected by a plurality of the votes cast at the Annual Meeting, whether in person or by proxy. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.

             PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION
                     INCREASING THE NUMBER OF COMMON SHARES
                             AUTHORIZED TO BE ISSUED

GENERAL

         On December 12, 2002, the Board of Directors unanimously approved an amendment (the "Amendment") to Article III of the Corporation's Certificate of Incorporation (the "Certificate") to increase the authorized common stock of Peapack-Gladstone to 20 million shares from the presently authorized 10 million shares.

         As of the record date for the Annual Meeting, 6,704,984 shares of common stock were outstanding. Of the authorized but unissued shares of Peapack-Gladstone's common stock, 339,144 shares of common stock were reserved for issuance Peapack-Gladstone's stock option plans.

         The purpose of the Amendment is to maximize Peapack-Gladstone's ability to expand its capital base. The full text of the proposed Amendment is attached to this Proxy Statement as Appendix A. The following description of the Amendment is qualified in its entirety by reference to Appendix A.

PURPOSE OF THE PROPOSAL

         While Peapack-Gladstone may consider effecting an equity offering of common stock in the future for the purposes of raising additional working capital or otherwise, Peapack-Gladstone, as of the date hereof, has no agreements or understandings with any third party to effect any such offering and no assurances are given that any offering will in fact be effected. If the issuance of shares is deemed advisable by the Board, having the authority to issue the additional shares of common stock would avoid the time delay and expense of a special shareholders' meeting to authorize the issuance of common stock. No further action or authorization by Peapack-Gladstone's shareholders would be necessary prior to issuance of such stock, except as may be required for a particular transaction by applicable law or regulation, including but not limited to the listing regulations of the American Stock Exchange which may require approval under certain circumstances.

         The additional shares of common stock to be authorized by the proposed Amendment will be identical to the shares of common stock now authorized and outstanding, and the Amendment will not affect the terms and rights of the holders of those shares.

POSSIBLE ADVERSE EFFECTS AND POSSIBLE ANTI-TAKEOVER EFFECTS OF THE PROPOSAL

         When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and Peapack-Gladstone, the issuance of shares of common stock could be used to create voting or other impediments or to discourage persons seeking to gain control of Peapack-Gladstone, for example, by the sale of common stock to purchasers favorable to the Board of Directors. Issuance of common stock could also have the effect of diluting percentage ownership, earnings per share and book value per share of the common stock held by then existing holders of common stock.

RECOMMENDATION AND VOTE REQUIRED FOR ADOPTION OF PROPOSAL 2

         In accordance with the New Jersey Business Corporation Act and Peapack-Gladstone's Certificate, the affirmative vote of a majority of those shares of common stock voting on this proposal is required to adopt the Amendment. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is KPMG LLP. The Board of Directors expects that representatives of KPMG LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

         The fees billed for services rendered for Peapack-Gladstone by KPMG LLP for the year 2002 were as follows:


Audit Fees                                                      $      107,200
Financial Information Systems Design and Implementation Fees               -0-
Other Fees:
     Audit of Retirement and 401(k) Plans                               14,750
     Other-Tax Services (Preparation and Consulting)                    43,050
                                                                   ------------
Total Other Fees                                                        57,800
                                                                   ------------
Total                                                           $      165,000
                                                                   ============


         The Audit Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining KPMG LLP's independence and has concluded that such provision of services is compatible.

                              SHAREHOLDER PROPOSALS

         New Jersey corporate law requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone's notice of shareholders' meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

         Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone's year 2004 proxy material must be received by the Secretary of Peapack-Gladstone no later than November 24, 2003.

         If Peapack-Gladstone changes its 2003 Annual Meeting date to a date more than 30 days from the date of its 2003 Annual Meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Peapack-Gladstone begins to print and mail its proxy materials. If Peapack-Gladstone changes the date of its 2003 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

         The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

         WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

                                            By Order of the Board of Directors



                                            FRANK A. KISSEL,
                                            CHAIRMAN


Gladstone, New Jersey
March 24, 2003





         PEAPACK-GLADSTONE'S ANNUAL REPORT FOR THE YEAR-ENDED DECEMBER 31, 2002 IS BEING MAILED TO THE SHAREHOLDERS WITH THIS PROXY STATEMENT. HOWEVER, SUCH ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.

                                   APPENDIX A

AMENDMENT TO CERTIFICATE

         The following would be added as Article III of Peapack-Gladstone's Certificate of Incorporation.

                                   ARTICLE III

                                  CAPITAL STOCK

         The aggregate number of shares which the corporation shall have authority to issue is 20,000,000 shares of common stock, without nominal or par value.

DELETIONS FROM CERTIFICATE

         Article III of the Certificate, which presently reads as set forth below, shall be deleted in its entirety.

                                   ARTICLE III

                                  CAPITAL STOCK

         The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares of common stock, without nominal or par value.

REVOCABLE PROXY
Peapack-Gladstone Financial Corporation

PLEASE MARK VOTES
AS IN THIS EXAMPLE

This Proxy is solicited on behalf of
the board of directors

The undersigned hereby appoints John D. Kissel, George R. Layton and Jack D. Stine, or any one of them, as Proxy, each with full power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Peapack-Gladstone Financial Corporation (The "Corporation"), standing in the undersigned's name at the Annual Meeting of Shareholders of the Corporation to be held on April 22, 2003 at 2:00 p.m. or any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to the meeting.

                  With-        For
                  hold         All
         For      Authority         Except

1. Election of fourteen (14) Directors

Anthony J. Consi, II       Pamela Hill        T. Leonard Hill   Frank A. Kissel
John D. Kissel             James R. Lamb      George R. Layton  Edward A. Merton
F. Duffield Meyercord      John R. Mulcahy    Robert M. Rogers
Philip W. Smith, III       Craig C. Spengeman Jack D. Stine

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

         For      Against  Abstain

2. Approval of an amendment to Peapack-Gladstone's Certificate of Incorporation to increase the authorized Common Stock of Peapack-Gladstone to 20 million shares from the presently authorized 10 million shares.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

This Proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION is made, this Proxy will be voted "FOR" the election of all fourteen nominees for Director and "FOR" Proposal 2.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Please be sure to sign and date this Proxy in the box below.

Stockholder sign above

Detach above card, sign, date and mail in postage paid envelope provided.

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Peapack-Gladstone Financial Corporation
158 Route 206 North, Gladstone, New Jersey 07934

Please sign exactly as names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full corporate names by President or other authorized officer. If a partnership or limited liability company, please sign in the entity name by an authorized person.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.